Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Clarion Partners Real Estate Income Fund Inc. of our report dated February 20, 2026, relating to the financial statements and financial highlights, which appears in Clarion Partners Real Estate Income Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, “Senior Securities” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 28, 2026